EXHIBIT 99.1
News Release

Contact:
Corfin Communications
Harry Chathli, Claire Norbury
US Media: +1 212 572 6363
UK Media: +44 20 7977 0020

ROK Entertainment Group Inc.
(“ROK” or “the Group”)

ROK acquires Jalipo Limited

Global mobile entertainment group acquires IPTV company offering live streaming of TV content over the Internet

London, United Kingdom (6 May 2008): ROK Entertainment Group Inc. (OTCBB: ROKE), the global mobile entertainment group, announces that it has acquired the 100% of the issued and to be issued share capital of Jalipo Ltd for total consideration of 600,000 ordinary shares.

Jalipo Media Limited, a wholly owned subsidiary of Jalipo Ltd and the only operating function therein, is a UK Registered IPTV company which offers live streaming of TV content over the internet. Jalipo is the first online marketplace for TV and video, allowing content owners to use the internet to offer their channels, video-on-demand and live events direct to viewers around the world.

“This acquisition is of great strategic importance to ROK,” commented Laurence Alexander, CEO of ROK, “as it furthers our presence in the mobile TV market. There are significant synergies between Jalipo’s product offering and our own, which we look forward to incorporating within and, as a result, enhancing, ROK’s delivery portfolio.”

About ROK Entertainment Group Inc.

ROK Entertainment Group Inc., founded in 2004, is a global mobile entertainment group.

With approximately 200 staff worldwide, ROK has filed more than 40 international patents for its suite of innovative mobile technologies.

With 3 billion mobile handsets in use worldwide, the mobile TV industry is forecast to become a multi-billion dollar business within a few years.

ROK TV enables the streaming of live and on-demand TV to mobile phones over mass-market 2.5G, as well as over 3G and Wi-Fi.

About Jalipo Limited

Jalipo Limited, a Guernsey Registered entity, is the holding company for Jalipo Media Limited, a UK Registered IPTV company and the only operating arm of the aforementioned business.

Jalipo is the first online marketplace for TV and video. It allows content owners to use the Internet to offer their channels, video-on-demand and live events direct to viewers around the world.

Jalipo aims to give users the best way to enjoy their content with the minimum of fuss and deliver it to you in the best quality your broadband can support. There's no download, just click and watch.

Forward-Looking Statement

The information contained in this new release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in these statements. Forward-looking statements regarding the timing of developing, testing and releasing existing and new products, of marketing and selling them, of deriving revenues and profits from them, as well as the effects of those revenues and profits on the Group's margins and financial position, are uncertain because many of the factors affecting the timing of those items are beyond the Group's control.